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AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

This Amendment, effective as of January 1, 2007, amends the Investment Management Agreement (the “Agreement”) dated the 1st day of March 2002, between ING Investments, LLC, an Arizona limited liability company (the “Manager”) and ING Strategic Allocation Portfolios, Inc. (formerly Aetna Generations Portfolio, Inc.), a Maryland corporation (the “Fund”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of January 1, 2007.

NOW, THEREFORE, the parties agree as follows:

1. All references to Aetna Generations Portfolio, Inc. are hereby changed to ING Strategic Allocation Portfolios, Inc.;

2. All references to ING Investments, LLC, a Delaware limited liability company, are hereby changed to ING Investments, LLC, an Arizona limited liability company;

3. All references to “Trustees” are hereby changed to “Directors”; and

4. The first two sentences of Section 10 are hereby deleted in their entirety and replaced with the following:

10. Continuation and Termination. With respect to each Series identified as a Series on Schedule A hereto as in effect on the date of this Amendment, unless earlier terminated with respect to any Series, this Agreement shall continue in full force and effect through December 31, 2007. Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of the Fund, or (ii) the vote of a majority of the outstanding voting shares of the Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

With respect to any Series that was added to Schedule A hereto as a Series after the date of this Amendment, the Agreement shall become effective on the later of (i) the date Schedule A is amended to reflect the addition of such Series as a Series under the Agreement or (ii) the date upon which the shares of the Series are first sold to the public, subject to the condition that the Fund’s Board of Directors, including a majority of those Directors who are not interested persons (as such term is defined in the 1940 Act) of the

(d)(1)(ii)

Manager, and the shareholders of such Series, shall have approved this Agreement. Unless terminated earlier as provided herein with respect to any such Series, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Series. Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of the Fund, or (ii) by the vote of a majority of the outstanding voting shares of the Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

5. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

6. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ING INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

By:	/s/ Robert S. Naka
Robert S. Naka
Executive Vice President